PROSPECTUS                         Pricing Supplement No. 2720
Dated January 10, 1995             Dated January 24, 1996
PROSPECTUS SUPPLEMENT              Rule 424(b)(3)-Registration Statement No.
33-60723
Dated January 25, 1995

                               GENERAL ELECTRIC CAPITAL CORPORATION
                                GLOBAL MEDIUM-TERM NOTES, SERIES A
                                 (Redeemable Step Up Coupon Notes)

Principal Amount:  US$25,000,000

Trade Date:  January 24, 1996

Settlement Date (Original Issue Date):  January 29, 1996

Maturity Date: January 31, 2011 (unless earlier redeemed as described under "Additional Terms--Optional Redemption" below.)

Price to Public (Issue Price): The Notes are being purchased by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Agent's Discount or Commission: The Notes will be sold at varying prices to be determined by the Underwriter at the time of each sale.

Net Proceeds to Issuer (in Specified Currency):  US$25,000,000

Interest:

   Interest Rate: The Notes will pay interest at the rate of 6.40% per annum for the period from the Original Issue Date up to but excluding the Interest Payment Date scheduled to occur on January 31, 1997; thereafter, the interest rate on the Notes will reset annually on each January 31 in accordance with the schedule set forth under "Additional Terms--Interest" below.

   Interest Payment Period:
   __ Annual    X  Semi-Annual    __ Monthly    __ Quarterly


POTENTIAL PURCHASERS OF THE NOTES ARE URGED TO READ THIS PRICING
SUPPLEMENT THOROUGHLY TOGETHER WITH THE ACCOMPANYING PROSPECTUS
DATED JANUARY 10, 1995 AND PROSPECTUS SUPPLEMENT DATED JANUARY 25, 1995. SEE "CERTAIN INVESTMENT CONSIDERATIONS" HEREIN.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED
IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT
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                                  Pricing Supplement No. 2720
                                  Dated January 24, 1996
                                  Rule 424(b)(3)-Registration Statement
                                           No. 33-60723

   Interest Payment Dates: July 31 and January 31 of each year, commencing July 31, 1996 (with respect to the period from and including January 29, 1996 to but excluding July 31, 1996), up to and including the Maturity Date unless earlier redeemed. See "Additional Terms--Interest" below.

Repayment, Redemption and Acceleration:

   Initial Redemption Date:  January 31, 1997 (See  "Additional
   Terms--Redemption" below)
   Initial Redemption Percentage:  100%
   Optional Repayment Date:  Not applicable ("N/A")

Form of Notes
   X  DTC registered
   __ non-DTC registered

    The Notes will be available in denominations of $1,000 and increments of $1,000 in excess thereof.

Original Issue Discount

    Amount of OID:  N/A
    Yield to Maturity:  N/A
    Interest Accrual Date:  N/A
    Initial Accrual Period OID:  N/A

Amortizing Notes:

    Amortization Schedule:  N/A

Dual Currency Notes:

    Face Amount Currency:  N/A
    Optional Payment Currency:  N/A
    Designated Exchange Rate:  N/A

Indexed Notes:

    Currency Base Rate:  N/A

Additional Terms:

    Interest.

    Interest on the Notes will accrue from January 29, 1996 and will be payable in U.S. dollars semi-annually on July 31 and January 31 of each year, commencing July 31, 1996 (with respect to the period from and including January 29, 1996 to but excluding July 31, 1996) up to and including the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Interest

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                                  Pricing Supplement No. 2720
                                  Dated January 24, 1996
                                  Rule 424(b)(3)-Registration Statement
                                                 No. 33-60723



   will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 6.40% per annum from and including the Original Issue Date up to but excluding January 31, 1997. Thereafter, the interest rate will be subject to adjustment annually on each January 31 in accordance with the following schedule:

               Interest Period                           Interest Rate
                                                         (per annum)

       January 31, 1997 to January 30, 1998                   6.450%
       January 31, 1998 to January 30, 1999                   6.500%
       January 31, 1999 to January 30, 2000                   6.550%
       January 31, 2000 to January 30, 2001                   6.600%
       January 31, 2001 to January 30, 2002                   6.650%
       January 31, 2002 to January 30, 2003                   6.700%
       January 31, 2003 to January 30, 2004                   6.750%
       January 31, 2004 to January 30, 2005                   6.800%
       January 31, 2005 to January 30, 2006                   6.850%
       January 31, 2006 to January 30, 2007                   6.900%
       January 31, 2007 to January 30, 2008                   7.000%
       January 31, 2008 to January 30, 2009                   7.500%
       January 31, 2009 to January 30, 2010                   8.000%
       January 31, 2010 to January 30, 2011                   9.000%

   Optional Redemption.

   The Company may at its option elect to redeem the Notes in whole on January 31, 1997 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

   General

   At September 30, 1995, the Company had outstanding indebtedness totalling $100.241 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 1995 excluding subordinated notes payable after one year was equal to $99.544 billion.

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                                  Pricing Supplement No. 2720
                                  Dated January 24, 1996
                                  Rule 424(b)(3)-Registration Statement
                                                 No. 33-60723


Certain Investment Considerations:

   Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-current interest rate on the Notes.

Plan of Distribution:

   The Notes are being purchased by Lehman Brothers Inc.
   (hereinafter referred to as the "Underwriter") as principal at a purchase price of 100% of the aggregate principal amount of the Notes.

   The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

   The Company has agreed to indemnify the Underwriter against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.